THIRD AMENDMENT TO LETTER OF INTENT

THIS AMENDMENT is dated and effective this 31st day of May, 2008.

BETWEEN:
AMERIWEST ENERGY CORP., a Nevada Corporation, having an address of 123 West 1st Street, Suite 215, Casper, Wyoming, USA, 82601 hereinafter referred to as "Ameriwest")

AND:
MUDDY MINERAL EXPLORATION, LLC, a Wyoming limited liability company having an address at PO Box 459, Casper, Wyoming, USA, 82602 hereinafter referred to as "Muddy")

WHEREAS Pin Petroleum Partners Inc. ("Pin") and Muddy entered into a Letter of Intent dated July 18, 2007 and a First Amendment to the Letter of Intent dated October 1, 2007 (collectively referred to herein as the “LOI”) wherein PIN was to acquire and Muddy was to sell to Pin its working interest and net royalty interest in and to the South Glenrock field in Converse County, Wyoming (the "Interest" or the "Assets"), in exchange for the payment to Muddy a total purchase price of US$5,000,000;

AND WHEREAS, the interests, rights and obligations of PIN in and to the LOI have been assigned to Ameriwest pursuant to a Second Amendment to Letter of Intent dated March 19, 2008;

AND WHEREAS the parties now wish to further amend the terms of the LOI to reflect the current terms of purchase.

NOW THEREFORE, in consideration of the premises, promises and covenants contained herein, the parties hereto agree as follows:

1.	Extension of Dates

(a)	The parties hereto agree to extend the date by which the parties are to enter into a definitive agreement from May 1, 2008 to August 1, 2008.

(b)	Closing shall occur on or before September 1, 2008.

2.	Payments to Muddy

(a)
As part of the total purchase price, the amount of US$1,750,000 has been previously paid and disbursed to Muddy, and said amount is deemed earned and is non-refundable, but will be credited against the purchase price at Closing.

(b)	The parties hereto agree that the payment to Muddy of the remaining purchase price in the amount of US$3,250,000 (hereinafter "Remaining Payment") shall occur on or before September 1, 2008.

(c)	In consideration of the extension of the dates as stated herein, upon execution of this Amendment by Muddy, Ameriwest will pay Muddy:

(i)	the sum of US$194,575.34, which shall be earned by Muddy as of the effective date of this Amendment, non-refundable and not credited against the purchase price; and

(ii)
the sum of US$105,424.66, which represents accrued interest on the Remaining Payment from January 4, 2008 through May 31, 2008, which shall he earned by Muddy as of the effective date of this Amendment, non-refundable and not credited against the purchase price.

3.	Time of the Essence

Time shall he of the essence with respect to all time periods and notice periods set forth in the LOI and this Amendment.

4.	Counterpart Execution

This Amendment may he executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Amendment are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Amendment, but each counterpart shall be considered an original.

5.	Entire Agreement

The LOI and this Amendment constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of the LOI or this Amendment shall be binding unless executed in writing by the Parties.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

AMERIWEST ENERGY CORP.

Per: Authorized Signatory

MUDDY MINERAL EXPLORATION LLC

Per: Authorized Signatory